Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm

Neoprobe Corporation
Dublin, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2009, relating to the consolidated financial statements, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois
March 27, 2009